IQST – iQSTEL Announces Potential To Exceed $60.5 Million Annual Revenue Forecast Realizing 24% Revenue Growth In Q3 Based On Preliminary Results

New York, NY – Oct 25, 2021 - iQSTEL, Inc. (OTCQX: IQST) today announced realizing 24% revenue growth in Q3 2021 compared to Q3 2020 based on preliminary results. The initial accounting for Q3 2021 comes to $16.5 million in revenue and $46.8 million YTD at September 30, 2021. Management anticipates the company can exceed its $60.5 million annual revenue forecast.

Leandro Iglesias, CEO & President, commented: “The consolidation of our B2B
Business Division continues. We are taking advantage of our every identified operational synergy and reorganizing personal across before independent divisions to build new teams for winning results. We expect our final Q3 results to show improving gross margin and EBITDA as a result of our consolidation efforts.”

Mr. Iglesias added, "Over the course of 2021 we added several new products to our overall portfolio: MNPA-Blockchain, MAXMO-Fintech, IoTSmartTANK-IoT, and IoTSmartGAS-IoT. Soon we will be adding our IQBatteries-EV resulting from our work for Revolt Motorcycles (ALYI). Additionally, we are launching our EVOSS EV Motorcycles for Latin America. In conjunction with our new product introductions, we will soon announce details regarding our plans to consolidate commercial operations to improve the efficient delivery for all these new products.”

iQSTEL Inc. (OTCQX: IQST) (www.iQSTEL.com) is a US-based publicly-listed company holding an Independent Board of Directors and Independent Audit Committee offering leading-edge services through its two business divisions and each of them with independent brands. The B2B division, Brand IQSTelecom offering Telecommunications, Internet of Things, Technology and Blockchain platforms services, the target market for the B2B division is Global Markets. The B2C division, Brand EVOSS offering EV Electric Motorcycles, Fintech Ecosystem, the target market for this business division is Latin America, and the Spanish speakers in the USA. The company has presence in 15 countries, and its products and services are used in several industries as Telecommunications, Electric Vehicle (EV), Financial Services, Chemical and Liquid Fuel Distribution Industries. IQSTEL announced on February 17th 2021 that it became a Debt Free Company and is now completely debt free with no Convertible Notes, Warrants, Promissory Notes or Settlement Agreements from its Balance Sheet.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc. and its subsidiaries: www.iqstel.com

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